Exhibit 99.1

NEORX FILES IND FOR STR TO TREAT METASTATIC BREAST CANCER

SEATTLE (July 6, 2004) — NeoRx Corporation (NASDAQ: NERX), a cancer therapeutics development company, today announced that it has filed an Investigational New Drug (IND) application with the US Food and Drug Administration (FDA) for a phase II clinical study of STR™ (Skeletal Targeted Radiotherapy) in patients with breast cancer that has metastasized to the bone.

Researchers at Houston-based MD Anderson Cancer Center have conducted a small investigator-initiated phase I dose-escalation study of STR in patients with stage IV breast cancer involving osseous (bony) metastases.  Six patients were administered STR as a single agent, followed by autologous (self-donor) blood stem cell transplantation.  Two of the six patients remain alive, without progression of their disease for over five years post-transplant.  The median time to disease progression in the other four patients was 220 days (range: 92 to 370 days).  Disease relapse in these four patients occurred in tissues outside the bone.

“We are encouraged by the results from this first small study of STR in breast cancer patients with osseous metastases,” said Richard E. Champlin, MD, Chair of the Department of Blood and Marrow Transplantation at MD Anderson Cancer Center.  “Two patients in the study have survived more than five years without disease recurrence, which is rarely achieved with any other therapy.  These results suggest that STR may be effective in ablating cancerous lesions in the tissues it specifically targets, the bone and bone marrow.”

Dr. Champlin added, “It also should be noted that STR was used as a single agent in this early study, without high-dose chemotherapy as part of the transplant conditioning regimen.  Given its favorable acute tolerability profile, STR may represent a more acceptable treatment option for this patient population than the typical, highly toxic chemotherapy regimens used for transplant conditioning.”

Jerry McMahon, PhD, Chairman and CEO of NeoRx, commented, “Filing this IND is in keeping with our strategy to broaden the use of STR to treat patients with bone metastases from other major types of cancer.  We look forward to working with the FDA to finalize the protocol for a single-agent phase II trial of STR in breast cancer patients with bone metastases, in anticipation of beginning the study in the first half of 2005.”

STR, also known as 166Ho-DOTMP, is an innovative cancer therapeutic that delivers radiation directly to cancer cells in the bone and bone marrow, thereby minimizing exposure of normal tissues to radiation.  STR is composed of a bone-targeting molecule, DOTMP, in a stable complex with the radionuclide holmium-166.  When injected into a patient’s bloodstream, STR rapidly binds to bone mineral, delivering a brief, intense dose of radiation to destroy cancer cells in the bone and marrow.  STR that does not bind to bone is rapidly eliminated from the body shortly after administration.  STR treatment is followed by infusion of a patient’s own previously collected blood stem cells to restore bone marrow function.  NeoRx currently is conducting a phase III pivotal study of STR in patients with multiple myeloma.

This release contains forward-looking statements relating to the development of the Company’s products and strategic goals that are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected. The words “believe,” “expect,” “intend,” “anticipate,” “plan,” variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to predict. Factors that could affect the Company’s actual results include the availability of working capital and financing sources for the development of NeoRx’s business, the progress and costs of clinical trials and the timing of regulatory approvals, the availability of clinical materials from third-party suppliers, NeoRx’s ability to manufacture STR in a timely and cost-effective manner, NeoRx’s ability to successfully commercialize product candidates, and other risks and uncertainties described in NeoRx’s current and periodic reports filed with the Securities and Exchange Commission, including NeoRx’s Annual Report on Form 10-K for the year ended December 31, 2003, and Quarterly Report on Form 10- Q for the quarter ended March 31, 2004. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

NeoRx and STR are trademarks or registered trademarks of NeoRx Corporation in the United States and/or foreign countries.

© 2004 NeoRx Corporation. All Rights Reserved.

For Further Information:

NeoRx Corporation	Lippert/Heilshorn & Associates, Inc.
Jerry McMahon, PhD	Jody Cain (jcain@lhai.com)
Chairman and CEO	Bruce Voss (bvoss@lhai.com)
206-286-2524	310-691-7100